FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(I) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   NAME and ADDRESS of Reporting Person

 Serenbetz                          Warren                 L.
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   (Last)                           (First)             (Middle)

c/o Interpool, Inc.
211 College Road East
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                                    (Street)

Princeton                          New Jersey            08540
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   ISSUER NAME and Ticker or Trading Symbol


Interpool, Inc. (IPX)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


September 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer                              [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   (D)       Nature of
                                      Trans-        Code         ------------------------------- Owned End      Direct or Indirect
1.                                    action Date   (Instr. 8)                   (A)             of Month       (I)       Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3      Indirect  Ownership
(Instr. 3)                             Year)         Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          09/01/99       P               2,857       A      9.8125                  I         (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/08/99       P                 857       A       9.375                  I         (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/29/99       P                  29       A      8.6875                  I         (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/29/99       P                 543       A        9.00                  I         (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/29/99       P                 286       A       9.125                  I         (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/29/99       P                 571       A        9.25   2,409,273      I         (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   891,308      D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

(1) Stock acquired by The Ivy Group, LLC a New Jersey limited liability company in which the reporting person holds a 28.57% interest.

(2) Aggregate indirect beneficial interest in 2,409,273 shares includes 1,134,584 shares owned by family members, 1,119,560 shares owned by Hickory Enterprises, L.P. a limited partnership in which the reporting person holds a 22% non voting interest, and 155,129 shares held by The Ivy Group, LLC a New Jersey limited liability company in which reporting person holds a 28.57% interest.